                                  EXHIBIT 99.1

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of Virginia Gas Storage Company:

We have audited the accompanying balance sheets of Virginia Gas Storage Company as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia Gas Storage Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Richmond, Virginia
March 6, 1998
(except with respect to the
   matters discussed in Note 14,
   as to which the date
   is March 19, 1998)

                                           Virginia Gas Storage Company

                                                  Balance Sheets
                                         As of December 31, 1997 and 1996

                                                      Assets


                                                                                             1997              1996
                                                                                       -------------    -------------
Current assets:
    Cash                                                                               $     375,958    $     148,619
    Accounts receivable                                                                    1,409,401        1,233,227
    Notes receivable                                                                               -          570,000
    Other current assets                                                                      31,156           85,369
                                                                                       -------------    -------------
                  Total current assets                                                     1,816,515        2,037,215

Property and equipment, net                                                               15,063,002       13,323,883
Other assets                                                                               1,133,920          956,099
                                                                                       -------------    -------------
                  Total assets                                                           $18,013,437      $16,317,197
                                                                                       -------------    -------------
                                                                                       -------------    -------------
                      Liabilities and Stockholders' Equity

Current liabilities:

    Current portion of long-term debt                                                  $     109,450    $     104,915
    Accounts payable                                                                       2,231,125        2,193,010
    Other current liabilities                                                                268,643          108,929
                                                                                       -------------    -------------
                  Total current liabilities                                                2,609,218        2,406,854

Long-term debt                                                                             7,226,762        6,386,212

Deferred income taxes                                                                        713,441          551,686
                                                                                       -------------    -------------
                  Total liabilities                                                       10,549,421        9,344,752
                                                                                       -------------    -------------
                                                                                       -------------    -------------
Stockholders' equity:

    Common stock - no par value, 50,000 shares authorized, 38,200
       shares issued and outstanding                                                       5,640,000        5,640,000
    Retained earnings                                                                      1,824,016        1,332,445
                                                                                       -------------    -------------
                  Total stockholders' equity                                               7,464,016        6,972,445
                                                                                       -------------    -------------
                  Total liabilities and stockholders' equity                             $18,013,437      $16,317,197
                                                                                       -------------    -------------
                                                                                       -------------    -------------


      The accompanying notes are an integral part of these balance sheets.

                          Virginia Gas Storage Company

                              Statements of Income
                 For the Years Ended December 31, 1997 and 1996


                                                                                 1997           1996
                                                                              ----------     ----------
Revenue:
    Operating revenue                                                         $4,511,503     $3,831,224
    Interest and other income                                                     53,772        154,220
                                                                              ----------     ----------
                                                                               4,565,275      3,985,444
                                                                              ----------     ----------
Expenses:
    Purchased gas expense                                                      1,314,688        974,277
    General and administrative                                                   718,666        700,296
    Operation and maintenance expense                                            711,986        374,579
    Depreciation, depletion, and amortization                                    512,566        416,699
    Production expenses                                                          198,866        222,808
                                                                              ----------     ----------
                                                                               3,456,772      2,688,659
                                                                              ----------     ----------
Interest expense                                                                 363,697        272,941
                                                                              ----------     ----------
Income before income taxes                                                       744,806      1,023,844
Provision for income taxes                                                       253,235        348,106
                                                                              ----------     ----------
Net income                                                                   $   491,571    $   675,738
                                                                              ----------     ----------
                                                                              ----------     ----------
Virginia Gas Company's equity in Virginia Gas Storage Company's
    earnings                                                                 $   245,785    $   337,869
                                                                              ----------     ----------
                                                                              ----------     ----------


   The accompanying notes are an integral part of these financial statements.

                          Virginia Gas Storage Company

                  Statements of Changes in Stockholders' Equity
                 For the Years Ended December 31, 1997 and 1996


                                           Common             Retained
                                            Stock             Earnings
                                          -----------      -------------
Balance, December 31, 1995                $ 5,640,000      $    656,707
    Net income                                 -                675,738
                                          -----------      -------------
Balance, December 31, 1996                  5,640,000         1,332,445
    Net income                                 -                491,571
                                          -----------      -------------
Balance, December 31, 1997                $ 5,640,000       $ 1,824,016
                                          -----------      -------------
                                          -----------      -------------


   The accompanying notes are an integral part of these financial statements.

                          Virginia Gas Storage Company


                            Statements of Cash Flows
                 For the Years Ended December 31, 1997 and 1996


                                                                                           1997            1996
                                                                                       -----------     -----------
Cash flows from operating activities:
    Net income                                                                         $   491,571     $   675,738
    Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation, depletion, and amortization                                         512,566         416,699
         Deferred income taxes                                                             161,755         212,476
         Increase in accounts receivable                                                  (176,174)       (304,140)
         Decrease (increase) in other current assets                                        54,213         (22,353)
         Increase in other assets                                                         (195,137)        (37,981)
         Increase in accounts payable                                                       38,115       1,092,591
         Increase (decrease) in other current liabilities                                  159,714         (58,690)
                                                                                       -----------     -----------
                  Net cash provided by operating activities                              1,046,623       1,974,340
                                                                                       -----------     -----------
Cash flows from investing activities:
    Capital expenditures                                                                (2,234,369)     (4,225,530)
    Payments received on notes receivable                                                  570,000       1,720,000
                                                                                       -----------     -----------
                  Net cash used in investing activities                                 (1,664,369)     (2,505,530)
                                                                                       -----------     -----------
Cash flows from financing activities:
    Payment of loan principal                                                             (154,915)       (117,677)
    Proceeds from new loans                                                              1,000,000         500,000
                                                                                       -----------     -----------
                  Net cash provided by financing activities                                845,085         382,323
                                                                                       -----------     -----------
Net increase (decrease) in cash                                                            227,339        (148,867)
Cash, beginning of year                                                                    148,619         297,486
                                                                                       -----------     -----------
Cash, end of year                                                                       $  375,958      $  148,619
                                                                                       -----------     -----------
                                                                                       -----------     -----------
Supplemental disclosure:
    Interest paid                                                                       $  665,610      $  606,505
                                                                                       -----------     -----------
                                                                                       -----------     -----------
    Income taxes paid                                                                  $    97,635      $  159,024
                                                                                       -----------     -----------
                                                                                       -----------     -----------


   The accompanying notes are an integral part of these financial statements.

                          Virginia Gas Storage Company

                          Notes to Financial Statements
                        As of December 31, 1997 and 1996

  1. Description of Operations:

Virginia Gas Storage Company (the "Company") was organized in 1992 under the laws of the Commonwealth of Virginia. The Company is 50 percent owned by Virginia Gas Company ("VGC") and 50 percent owned by a private investor. The primary business of the Company is to develop and operate natural gas storage and gathering facilities.

  2. Summary of Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities (if any) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes gas sales and transmission revenues upon delivery of gas to the common pipeline carrier. Storage revenues are recognized evenly throughout the contract terms with injection and withdrawal revenues recognized as natural gas is injected or withdrawn from the storage facility.

Property and Equipment

All direct and indirect costs relating to property acquisition, development costs and support equipment and facilities are capitalized as the properties are obtained or the facilities are placed into service. The Company provides for depreciation of property and equipment using the straight-line method over estimated useful lives ranging from 5 to 30 years.

Capitalized Interest

The Company capitalizes interest on expenditures for significant projects while activities are in progress to bring the assets to their intended use. Interest capitalized totaled $267,100 and $283,564 for the years ended December 31, 1997 and 1996, respectively.

Other Assets

In conjunction with the 1997 issuance of the Russell County, the 1995 issuance of the Buchanan County and the 1994 issuance of the Russell County and Buchanan County, Virginia, Natural Gas Facilities Revenue Bonds by the Industrial Development Authorities of the respective counties, reserve funds have been established by the trustee for each issuance. Amounts in the reserve funds will be used to make payments of principal and interest, whether at maturity, by acceleration, call for redemption, or otherwise, where trust funds accumulated by scheduled Company payments are insufficient to satisfy bond requirements. Such amounts are invested in debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. The Company records these investments at cost and recognizes related interest as earned. The carrying value of investments approximates market value.

Costs incurred in conjunction with financing transactions are amortized on a basis that approximates the effective interest method.

Income Taxes

Income taxes are accounted for using the asset-and-liability method. Under the asset-and-liability method, deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes.

  3. Accounts Receivable:


                                                             1997             1996
                                                         -----------      -----------
Trade receivables                                        $   614,132      $   618,275
Receivables from affiliated companies                        486,851          469,656
Pipeline operating expenses                                   91,415           54,944
Joint-interest receivables                                   217,003           90,249
Other                                                              -              103
                                                         -----------      -----------
                                                          $1,409,401       $1,233,227
                                                         -----------      -----------
                                                         -----------      -----------


  4. Notes Receivable:


                                                                          1996
                                                                    ---------------
Note receivable from shareholder; interest receivable at 8%;
     principal received as consideration for the issuance of
     common shares, paid in March 1997                              $    500,000

Note receivable from Virginia Gas Exploration Company;
     interest receivable at 8%; paid in 1997                              70,000
                                                                    ---------------
                                                                    $    570,000
                                                                    ---------------
                                                                    ---------------


  5. Property and Equipment:


                                                                            1997             1996
                                                                         -----------      -----------
Storage properties                                                       $14,320,327      $12,095,480
Pipelines                                                                  2,024,620        2,026,091
Vehicles                                                                     108,242          133,742
Office equipment                                                              80,101           63,335
Wells and pipelines in progress                                               68,584           68,832
                                                                         -----------      -----------
                                                                          16,601,874       14,387,480
Less- Accumulated depreciation, depletion, and amortization               (1,538,872)      (1,063,597)
                                                                         -----------      -----------
                                                                         $15,063,002      $13,323,883
                                                                         -----------      -----------
                                                                         -----------      -----------


  6. Other Assets:


                                                                             1997            1996
                                                                        -------------    ------------
Restricted cash and investments - reserve funds                         $    617,982     $    582,233
Deferred debt issuance costs                                                 509,112          365,707
Other                                                                          6,826            8,159
                                                                        -------------    ------------
                                                                         $ 1,133,920     $    956,099
                                                                        -------------    ------------
                                                                        -------------    ------------


  7. Accounts Payable:


                                                                             1997             1996
                                                                        -------------    ------------
Trade payables                                                          $    958,796      $ 1,827,867
Payable to affiliated companies                                            1,272,329          365,143
                                                                        -------------    ------------
                                                                         $ 2,231,125      $ 2,193,010
                                                                        -------------    ------------
                                                                        -------------    ------------


  8. Other Current Liabilities:


                                                                             1997             1996
                                                                        -------------    ------------
Amounts due affiliated companies                                         $    15,997      $    46,255
Funds held for future distribution                                           243,503            8,120
Income taxes payable                                                          (2,178)          17,569
Other                                                                         11,321           36,985
                                                                        -------------    ------------
                                                                          $  268,643       $  108,929
                                                                        -------------    ------------
                                                                        -------------    ------------


  9. Long-Term Debt:


                                                                                              1997             1996
                                                                                         ------------      -----------
Note payable to Virginia Gas Company; interest payable at 8.88%; principal
     payable in maturities of $12,000 to $241,000 from 1995 to 2017                       $ 2,504,839      $ 2,567,837


Note payable to Virginia Gas Company; interest payable at 7.35%; principal
     payable in maturities of $13,000 to $77,000 from 1996 to 2023                          1,005,462        1,018,579


Note payable to Virginia Gas Distribution Company; interest payable at 9.5%;
     principal payable in maturities of $30,000 to $123,000 from 2002 to 2017               1,000,000             -


Note payable to Virginia Gas Distribution Company; interest payable at 9%;
     principal payable in maturities of $1,000 to $91,000 from 1999 to 2020                   950,000        1,000,000


Note payable to Virginia Gas Company; interest payable at 9%; principal payable
     in maturities of $1,000 to $77,000 from 1999 to 2020                                     842,697          842,697


Note payable to Virginia Gas Distribution Company; interest payable at 8.88%;
     principal payable in maturities of $3,000 to $53,000 from 1995 to 2017                   554,608          568,557


Note payable to Virginia Gas Distribution Company; interest payable at 7.35%;
     principal payable in maturities of $6,000 to $36,000 from 1996 to 2023                   464,736          470,798


Note payable through 1999 with interest from 8.0% to 12.75%; secured by assets
     with a book value of $11,658 as of December 31, 1997                                      13,870           22,659
                                                                                         ------------      -----------
                                                                                            7,336,212        6,491,127
Less- Current portion                                                                        (109,450)        (104,915)
                                                                                         ------------      -----------
Long-term debt                                                                             $7,226,762       $6,386,212
                                                                                         ------------      -----------
                                                                                         ------------      -----------


In February 1997, the Industrial Development Authority of Russell County, Virginia (the "Russell County Authority"), issued its Subordinated Natural Gas Facilities Revenue Bonds Series 1997 with principal of $9,100,000. A portion ($1,000,000) of the proceeds was loaned to the Company by Virginia Gas Distribution Company.

In December 1995, the Industrial Development Authority of Buchanan County, Virginia (the "Buchanan County Authority"), issued its Senior Subordinated Natural Gas Facilities Revenue Bonds Series 1995 with principal of $3,750,000. A portion ($842,697) of the proceeds was allocated to the Company by Virginia Gas Company which was used by the Company to construct natural gas storage facilities to support natural gas distribution facilities owned by Virginia Gas Distribution Company.

In January 1994, the Russell County Authority issued its Natural Gas Revenue Bond Series A and B with combined principal of $3,000,000. A portion ($1,330,000) of the proceeds was allocated to the Company by Virginia Gas Company which was used by the Company to construct natural gas storage and gathering facilities to support natural gas distribution facilities owned by Virginia Gas Distribution Company.

In November 1994, the Buchanan County Authority issued its Natural Gas Revenue Bond Series A with principal of $4,250,000. A portion ($2,655,306) of the proceeds was allocated to the Company by Virginia Gas Company which was used by the Company to construct natural gas storage and gathering facilities to support natural gas distribution facilities owned by Virginia Gas Distribution Company.

As of December 31, 1997, principal payments on long-term debt for the next five years are as follows:

          1998                                        $    109,450
          1999                                             132,363
          2000                                              89,441
          2001                                             143,117
          2002                                             183,646


10.  Sales to Major Customers:

One of the Company's customers accounted for 37 percent and 45 percent while another customer accounted for 11 percent and 10 percent, respectively, of operating revenue for the years ended December 31, 1997 and 1996. One customer accounted for 13 percent of 1997 operating revenue while another customer accounted for 12 percent of 1996 operating revenue.

11.  Commitments:

Certain of the Company's leases require the Company to pay minimum rentals. The aggregate minimum rental payments on leases for the next five years are as follows:


          1998                                        $  92,829
          1999                                           63,679
          2000                                           61,029
          2001                                           61,029
          2002                                           61,029


12.  Income Taxes:

The components of the provision for income taxes are as follows:


                                                       1997           1996
                                                    ----------    -----------
          Current
              Federal                               $  91,480      $ 135,630
              State                                      -              -
                                                    ----------    -----------
                                                       91,480        135,630
                                                    ----------    -----------
          Deferred
              Federal                                 161,755        212,476
              State                                      -              -
                                                    ----------    -----------
                                                      161,755        212,476
                                                    ----------    -----------
                                                    $ 253,235      $ 348,106
                                                    ----------    -----------
                                                    ----------    -----------


The components of deferred tax assets and liabilities are as follows:


                                                               1997           1996
                                                            ----------    -----------
          Deferred tax assets:
              Minimum tax credit carryforwards             $   20,648    $     4,656
                                                            ----------    -----------
          Deferred tax liabilities:
              Capital assets                                  734,089        556,342
                                                            ----------    -----------
                            Net deferred tax liabilities    $ 713,441      $ 551,686
                                                            ----------    -----------
                                                            ----------    -----------


The Company has no valuation allowances as of December 31, 1997 and 1996, and there were no changes in the valuation allowance during the years then ended.

The Company's actual provision for income tax as of December 31, 1997 and 1996, approximates the tax provision at the statutory Federal income tax rate.

13.  Related-Party Transactions:

With the exception of sales and storage fees charged to outside third parties, a significant portion of the Company's transactions is with VGC and affiliated companies.

VGC provides certain general and administrative services for the Company. These services include professional services, insurance coverage and administrative services. Other transactions with affiliated companies include purchases of natural gas, natural gas storage and technical services provided for and by affiliated companies.

14.   Subsequent Event:

On March 19, 1998, Virginia Gas Company, a principal owner of Virginia Gas Storage Company, completed a significant financing arrangement with the John Hancock Mutual Life Insurance Companies. Under the terms of the arrangement, Virginia Gas Company issued to John Hancock $24 million of 8.5% senior notes due 2012. With the proceeds, the Company retired approximately $19.5 million of industrial revenue bonds, most of which had been previously allocated to Virginia Gas Storage Company and three other affiliated companies, and which had an average interest rate of 9%. The remaining proceeds will be used to develop segments of the Company's pipeline expansion projects and to fund other planned corporate expansions. In addition, the retirement of the industrial revenue bonds released, for the Company's use, another $2.1 million (including interest earned through March 19, 1998) of reserve funds associated with the issuance of the bonds. These funds will also be used to fund planned corporate expansions.

Virginia Gas Storage Company, from the debt refinancing, will replace its long-term debt of approximately $7.3 million with a similar amount of long term debt at a moderately lower interest rate. In addition, the Company's bond reserve funds (including interest earned through March 19, 1998) of $626,000 will now be available to fund additional capital expansion projects.

As a result of the refinancing described above, the Company will incur, during the first quarter of 1998, a one time after tax charge to earnings of approximately $640,000 due to the accelerated amortization of issue costs previously expensed over the term of the industrial revenue bonds, and defeasement premiums, interest, and fees associated with the 1994 Russell County bond issue.